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                             ARTICLES OF AMENDMENT
                      OF THE ARTICLES OF INCORPORATION OF
                          AMERICAN REALTY TRUST, INC.

                               setting forth the

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING OR OPTIONAL OR OTHER SPECIAL RIGHTS, AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF

                                       of

                      SERIES I CUMULATIVE PREFERRED STOCK

                                       of

                          AMERICAN REALTY TRUST, INC.

                    (Pursuant to Section 14-2-602(d) of the
                       Georgia Business Corporation Code)

                           --------------------------

     American Realty Trust, Inc., a corporation organized and existing under the Georgia Business Corporation Code (hereinafter called the "Corporation"), hereby certifies:

     THAT, pursuant to the authority conferred upon the board of directors (the "Board of Directors") by the articles of incorporation, as amended ("Articles of Incorporation") of the Corporation, and pursuant to Section 14-2-602(d) of the Georgia Business Corporation Code (which Section provides that no shareholder action is required in order to effect these articles of amendment), the Board of Directors, by unanimous written consent dated December 27, 1999, have duly adopted certain recitals and resolutions providing for the certificate of designations, preferences and relative participating, optional or other special rights and qualifications, limitations or other restrictions thereof, of a series of special stock of the Corporation, specifically the Series I Cumulative Preferred Stock, which recitals and resolutions are as follows:

     WHEREAS, Article Five of the Articles of Incorporation authorizes the Corporation to issue not more than 100,000,000 shares of common voting stock, $0.01 par value per share (the "Common Stock"), and 20,000,000 shares of a special class of stock, $2.00 par value per share (the "Special Stock"), which Special Stock may be issued from time to time in one or more series and shall be designated as the Board of Directors may determine to have such voting powers, preferences, limitations and relative rights with respect to the shares of each series of the class of Special Stock of the Corporation as expressly provided in a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors which is vested with the authority in respect thereof;

     WHEREAS, 91,000 shares of such Special Stock have been previously designated as the Series D Cumulative Preferred Stock prior to the date hereof, none of which has been issued or is outstanding;
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     WHEREAS, 80,000 shares of such Special Stock have been previously designated as the Series E Cumulative Convertible Preferred Stock prior to the date hereof, none of which has been issued or is outstanding;

     WHEREAS, 15,000,000 shares of such Special Stock have been previously designated as the Series F Cumulative Convertible Preferred Stock prior to the date hereof, 2,600,000 shares of which have been issued and are currently outstanding;

     WHEREAS, 12,000 shares of such Special Stock have been previously designated as the Series G Cumulative Convertible Preferred Stock prior to the date hereof, 1,000 shares of which have been issued and are outstanding;

     WHEREAS, 231,750 shares of such Special Stock have been previously designated as the Series H Cumulative Convertible Preferred Stock prior to the date hereof, none of which has been issued or is outstanding; and

     WHEREAS, the Board of Directors now desires to further amend the Articles of Incorporation to designate an additional series of the Special Stock.

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors by Article Five of the Articles of Incorporation, the Board of Directors hereby further amends the Articles of Incorporation to provide for the issuance of a single series of Special Stock consisting of the number of shares in such series as set forth below and, subject to the provisions of Article Five of the Articles of Incorporation, hereby fixes and determines with respect to such series the following designations, preferences and relative participating, optional or other special rights, if any, and qualifications, limitations and restrictions thereof:

1. Designation and Amount. The shares of such series shall be designated as "Series I Cumulative Preferred Stock" (the "Series I Preferred Stock") and each share of the Series I Preferred Stock shall have a par value of $2.00 per share and a preference on liquidation as specified in Section 5 below. The number of shares constituting the Series I Preferred Stock shall be 500,000. Such number of shares may be increased or decreased by the Board of Directors by filing articles of amendment as provided in the Georgia Business Corporation Code; provided, that no decrease shall reduce the number of shares of Series I Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants.
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2.  Dividends and Distributions.

    (A) The holders of shares of Series I Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors and to the extent permitted under the Georgia Business Corporation Code, out of funds legally available for the purpose and in preference to and with priority over dividends upon all Junior Securities, quarterly cumulative dividends payable in arrears in cash on the first day of each calendar quarter (or if such day is not a Business Day (as defined in Paragraph 8(B) hereof) on the next following Business Day) (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series I Preferred Stock, in an amount per share (rounded to the next highest cent) equal to 6.0% per annum of the Liquidation Value (as defined in Paragraph 5, but excluding from such Liquidation Value any accrued and unpaid dividends and distributions thereon), assuming each year consists of 360 days and each quarter consists of 90 days.

    (B) Dividends shall shall begin to accrue (but not compound) cumulatively on outstanding shares of the Series I Preferred Stock from the date of issuance of such shares to and including the date on which the Redemption Price (as defined in Section 8(A), below) of such shares is paid, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of such dividends. For purposes of this Paragraph 2, the date on which the Corporation has issued any share of Series I Preferred Stock is its date of issuance, regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such shares (whether by reason of transfer of such share or for any other reason). Dividends paid on the shares of Series I Preferred Stock in an amount less than the total amount of dividends at the time accrued and payable on such shares shall be allocated among the holders of such shares in proportion to their respective Unpaid Accrual Amounts, where for this purpose the "Unpaid Accrual Amount" of a holder of shares of Series I Preferred Stock at any time equals the total of accrued unpaid dividends on all such shares held by such holder. The Board of Directors may fix a record date for the determination of holders of shares of Series I Preferred Stock entitled to receive payment of a dividend or distribution declared thereon other than a quarterly dividend paid on the Quarterly Dividend Payment Date immediately after such dividend accrued; which record date shall be not more than 50 days prior to the date fixed for the payment thereof.

    (C)  So long as any shares of the Series I Preferred Stock are
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         outstanding, the Corporation will not make, directly or indirectly, any distribution (as such term is defined in the Georgia Business Corporation Code) in respect of Junior Securities unless on the date specified for measuring distributions in Section 14-2-640(e) of the Georgia Business Corporation Code (i) all accrued dividends on the Series I Preferred Stock for all past quarterly dividend periods have been paid in full and the full amount of accrued dividends for the then current quarterly dividend period has been paid or declared and a sum sufficient for the payment thereof set apart and (ii) after giving effect to such distribution (a) the Corporation would not be rendered unable to pay its debts as they become due in the usual course of business and (b) the Corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series I Preferred Stock as provided in these Articles of Amendment. Dividends shall not be paid (in full or in part) or declared and set apart for payment (in full or in part) on any series of Special Stock (including the Series I Preferred Stock) for any dividend period unless all dividends, in the case dividends are being paid in full on the Series I Preferred Stock, or a ratable portion of all dividends (i.e., so that the amount paid on each share of each series of Special Stock as a percentage of total accrued and unpaid dividends for all periods with respect to each such share is equal), in the case dividends are not being paid in full on the Series
         I Preferred Stock, have been or are, contemporaneously, paid and declared and set apart for payment on all outstanding series of Special Stock (including the Series I Preferred Stock) entitled thereto for each dividend period terminating on the same or earlier date. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series I Preferred Stock, such payment will be distributed ratably among the then holders of Series I Preferred Stock so that an equal amount is paid with respect to each outstanding share.

3. Voting Rights and Powers. The holders of shares of Series I Preferred Stock shall have only the following voting rights:

    (A) Except as may otherwise be specifically required by law under Section 14-2-1004 of the Georgia Business Corporation Code, the holders of the shares of Series I Preferred Stock shall not have the right to vote such stock, directly or indirectly, at any meeting of the shareholders of the Corporation, and such shares of stock shall not be counted in determining the total number of outstanding shares to constitute a quorum at any meeting of shareholders;

    (B) In the event that, under the circumstances, the holders of the Series I Preferred Stock are required by law to vote upon any matter, the approval of such series shall be deemed to have
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         been obtained only upon the affirmative vote of the holders of a majority of the shares of the Series I Preferred Stock then outstanding;

    (C) Except as set forth herein, or as otherwise provided by the Articles of Incorporation or by law, holders of the Series I Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

4. Reacquired Shares. Any shares of Series I Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall no longer be deemed to be outstanding and all rights with respect to such shares of stock, including the right, if any, to receive notices and to vote, shall forthwith cease. All shares of Series I Preferred Stock obtained by the Corporation shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Special Stock and may be reissued as part of a new series of Special Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificates of Designations creating a series of Special Stock or any similar stock or as otherwise required by law.

5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, and after paying and providing for the payment of all creditors of the Corporation, the holders of shares of the Series I Preferred Stock then outstanding shall be entitled, before any distribution or payment is made upon any Junior Securities (defined to be and mean the Common Stock and any other equity security of any kind which the Corporation at any time has issued, issues or is authorized to issue if the Series I Preferred Stock has priority over such securities as to dividends or upon liquidation, dissolution or winding up), to receive a liquidation preference in an amount in cash equal to$10.00 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Liquidation Value"), whether such liquidation is voluntary or involuntary and the holders of the Series I Preferred Stock shall not be entitled to any other or further distributions of the assets. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the net assets available for distribution shall be insufficient to permit payment to the holders of all outstanding shares of all series of Special Stock of the amount to which they respectively shall be entitled, then the assets of the Corporation to be distributed to such holders will be distributed ratably among them based upon the amounts payable on the shares of each such series of Special Stock in the event of voluntary or involuntary liquidation, dissolution or winding up, as the case may be, in proportion to the full preferential amounts, together with any and all arrearages to which they are
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         respectively entitled. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Special Stock have been paid in full the amounts to which they are entitled, the remaining assets of the Corporation may be distributed to holders of Junior Securities, including Common Stock, of the Corporation. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than twenty (20) nor more than fifty (50) days prior to the payment date stated therein to each record holder of Series I Preferred Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of less than all or substantially all of its assets, nor a reduction in the capital stock of the Corporation, nor the purchase or redemption by the Corporation of any shares of its Special Stock or Common Stock or any other class of its stock will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Paragraph 5.

6. Ranking. The Series I Preferred Stock shall rank on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock issued by the Corporation. The Corporation shall not issue any shares of Special Stock of any series which are superior to the Series I Preferred Stock as to dividends or rights upon liquidation, dissolution or winding up of the Corporation as long as any shares of the Series I Preferred Stock are issued and outstanding, without the prior written consent of the holders of a majority of such shares of Series I Preferred Stock then outstanding voting separately as a class.

7. Redemption at the Option of the Holder. The shares of Series I Preferred Stock shall not be redeemable at the option of a holder of Series I Preferred Stock.

8.       Redemption at the Option of the Corporation.

    (A) The Corporation shall have the right to redeem all or a portion of the Series I Preferred Stock issued and outstanding at any time and from time to time. The redemption price of the Series I Preferred Stock shall be an amount per share equal to the Liquidation Value (the "Redemption Price")

    (B) The Corporation may redeem all or a portion of any holder's shares of Series I Preferred Stock by giving such holder not less than twenty
         (20) days nor more than thirty (30) days notice thereof prior to the date on which the Corporation desires such shares to be redeemed, which date shall be a Business Day (defined herein to mean any day other than a Saturday, a Sunday or a day on which banking institutions in Dallas, Texas are authorized or obligated by law or executive order to remain closed) (the "Redemption Date"). Such notice shall be written and shall be hand delivered or mailed, postage prepaid, to the holder (the "Redemption Notice"). If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail, postage prepaid, addressed to the holder of shares of Series I Preferred Stock at his address as it appears on the stock transfer records of the Corporation. The Redemption Notice shall state

                   (i) the total number of shares of Series I Preferred Stock held by such holder;

                   (ii) the total number of shares of the holder's Series I Preferred Stock that the Corporation intends to redeem;

                   (iii) the Redemption Date and the Redemption Price; and

                   (iv) the place at which the holder(s) may obtain payment of the applicable Redemption Price upon surrender of the share certificate(s).

    (C) If fewer than all shares of the Series I Preferred Stock at any time outstanding shall be called for redemption, such shares shall be redeemed pro rata, by lot drawn or other manner deemed fair in the sole discretion of the Board of Directors to redeem one or more such shares without redeeming all such shares of Series I Preferred Stock. If such Redemption Notice shall have been so mailed, on or before the Redemption Date the Corporation may provide for payment of a sum sufficient to redeem the applicable number of shares of Series I Preferred Stock subject to redemption either by (i) setting aside the sum required to be paid as the Redemption Price by the Corporation, separate and apart from its other funds, in trust for the account of the holder(s) of the shares of Series I Preferred Stock to be redeemed or (ii) depositing such sum in a bank or trust company (either located in the state where the principal executive office of the Corporation is maintained, such bank or trust company having a combined surplus of at least $20,000,000 according to its latest statement of condition, or such other bank or trust company as may be permitted by the Articles of Incorporation, or by law) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the Redemption Date, the applicable Redemption Price on surrender of certificates evidencing the share(s) of Series I Preferred Stock so called for redemption and, in either event, from and after the Redemption Date (a) the share(s) of Series I Preferred Stock shall be deemed to be redeemed, (b) such setting aside or deposit shall be deemed to constitute full payment for such shares(s), (c) such share(s) so redeemed shall no longer be deemed to be outstanding, (d) the holder(s) thereof shall cease to be a shareholder of the Corporation with respect to such share(s), and (e) such holder(s) shall have no rights with respect thereto except the right to receive the Redemption Price for the applicable shares. Any interest on the funds so deposited shall be paid to the Corporation. Any and all such redemption deposits shall be irrevocable except to the following extent: any funds so deposited which shall not be required for the redemption of any shares of Series I Preferred Stock because of any prior sale or purchase by the Corporation other than through the redemption process, subsequent to the date of deposit but prior to the Redemption Date, shall be repaid to the Corporation forthwith and any balance of the funds so deposited and unclaimed by the holder(s) of any shares of Series I Preferred Stock entitled thereto at the expiration of one calendar year from the Redemption Date shall be repaid to the Corporation upon its request or demand therefor, and after any such repayment of the holder(s) of the share(s) so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. All shares of Series I Preferred Stock redeemed shall be canceled and retired and no shares shall be issued in place thereof, but such shares shall be restored to the status of authorized but unissued shares of Special Stock.

    (D) On or before the Redemption Date, the holder whose shall redeem such Series I Preferred Stock hereunder shall surrender the certificate or certificates representing such shares, duly endorsed or assigned (unless such endorsement or assignment be waived by the Corporation), to the Corporation by mail, courier or personal delivery at the Corporation's principal executive office or other location so designated in the Redemption Notice, and upon the Redemption Date the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event fewer than all of the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

    (E) If the Redemption Notice is not withdrawn prior to one Business Day before the Redemption Date, and if on or prior to the Redemption Date the Redemption Price is either paid or made available for payment, then notwithstanding that the certificates evidencing any of the shares of the Series I Preferred Stock so called for redemption have not been surrendered, (i) all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, to the full extent permitted by applicable law, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor, and (ii) to the full extent permitted by applicable law, such shares shall no longer be deemed outstanding for any purpose.

9. Sinking Fund. The Corporation shall not be required to maintain any so-called "sinking fund" for the retirement on any basis of the Series I Preferred Stock.

10. Fractional Shares. The Series I Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of shares of Series I Preferred Stock.

11. Notice. Any notice or request made to the Corporation in connection with the Series I Preferred Stock shall be given, and shall conclusively be deemed to have been given and received three Business Days following deposit thereof in writing, in the U.S. mails, certified mail, return receipt requested, duly stamped and addressed to the Corporation, to the attention of its General Counsel, at its principal executive offices (which shall be deemed to be the address most recently provided to the Securities and Exchange Commission ("SEC") as its principal executive offices for so long as the Corporation is required to file reports with the SEC).
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IN WITNESS WHEREOF, these Articles of Amendment are executed on behalf of the
Corporation by its President and attested by its Secretary as of the 7 day of January, 2000.



                                     /s/ Karl L. Blaha
                                   --------------------------------------
                                   Karl L. Blaha
                                   President

Attest:



  /s/ Robert A. Waldman
---------------------------
Robert A. Waldman
Secretary